JNL Series Trust 485BPOS

Ex. 99.28(d)(46)(vii)

Amendment to Amended and Restated Sub-Advisory Agreement Between

Jackson National Asset Management, LLC and Wellington Management Company LLP

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Wellington Management Company LLP, a Delaware limited liability partnership and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Sub-Advisory Agreement effective September 1, 2022, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the reorganization of the JNL/WMC Global Real Estate Fund into the JNL/Cohen & Steers U.S. Realty Fund of the Trust, effective April 27, 2026.

Whereas, the Parties have agreed to amend Schedule A and Schedule B of the Agreement, effective April 27, 2026, to remove the JNL/WMC Global Real Estate Fund and its fees.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced, in its entirety, with Schedule A dated April 27, 2026, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced, in its entirety, with Schedule B dated April 27, 2026, attached hereto.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)	Each of the Parties represents and warrants to the other that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective April 27, 2026.

Jackson National Asset Management, LLC		Wellington Management Company LLP
By:	/s/ Emily J. Bennett	By:	/s/ Michael Miller
Name:	Emily J. Bennett	Name:	Michael Miller
Title:	VP and Deputy General Counsel	Title:	Senior Managing Director

Schedule A

Dated April 27, 2026

Funds
JNL/WMC Balanced Fund
JNL/WMC Equity Income Fund
JNL/WMC Value Fund

A-1

Schedule B

Dated April 27, 2026

(Compensation)

JNL/WMC Balanced Fund
Average Daily Net Assets	Annual Rate
Assets up to $5 Billion:
$0 to $200 Million	.270%
$200 Million to $400 Million	.250%
$400 Million to $2.5 Billion	.220%
$2.5 Billion to $5 Billion	.200%
Over $5 Billion	.180%
When assets exceed $5 Billion:
$0 to $2.5 Billion	.210%
$2.5 Billion to $5 Billion	.200%
$5 Billion to $10 Billion	.150%
Over $10 Billion	.140%

JNL/WMC Equity Income Fund
Average Daily Net Assets	Annual Rate
$0 to $500 Million	.250%
$500 Million to $1 Billion	.220%
Over $1 Billion	.200%

JNL/WMC Value Fund
Average Daily Net Assets	Annual Rate
$0 to $500 Million	.190%
$500 Million to $1 Billion	.150%
Over $1 Billion	.130%

B-1